Exhibit 99.3

SendGrid Announces the Election of Anne Raimondi to its Board of Directors

Former Zendesk Executive Adds Wealth of SaaS Industry Experience to SendGrid

DENVER, Colo., Feb. 26, 2018  — SendGrid, Inc. (NYSE: SEND), a leading digital communication platform that drives engagement and growth, today announced that it has elected Anne Raimondi to its Board of Directors effective Feb. 28, 2018.

Raimondi is currently the Chief Operating Officer of Earnin, a financial technology company, and a Lecturer in Management at the Graduate School of Business at Stanford University. Previously, from 2013 to 2017, Raimondi served in several roles at Zendesk, Inc., a provider of a SaaS customer service platform, including as Senior Vice President, Strategy; Senior Vice President, Operations; and Vice President, People Operations.

Prior to this, Raimondi served as the Chief Revenue Officer at TaskRabbit, Inc., a provider of an online services marketplace and earlier in her career, as Vice President, Marketing at SurveyMonkey Inc., a software company.  She holds a B.A. in economics and sociology from Stanford University and an M.B.A. from Stanford University.

“We are pleased to add Anne to our Board. Her background in a variety of tech-industry companies will help us as we continue to build our position as a SaaS-based multi-channel engagement platform over time,” said Sameer Dholakia, SendGrid Chief Executive Officer and Chairman of the Board. “She is another important addition to our Board, which we have evolved over the last 12 to 18 months as we’ve transitioned to becoming a public company.”

“Having been a happy SendGrid customer multiple times over, I am excited to join the board of a company that is a leader in delivering customer communication at scale on behalf of more than 63,000 customers,” said Raimondi. “The opportunity to join SendGrid’s Board at this time is a great honor and it speaks to my personal and professional passion for technology, innovation, and customer experience.”

About SendGrid

SendGrid is a leading digital communication platform, enabling  businesses to engage with their customers via email reliably, effectively and at scale. A leader in email deliverability, SendGrid has processed over 40 billion emails each month for internet and mobile-based customers as well as more traditional enterprises.